Exhibit 99.1

Investor Relations Update

July 24, 2015

General Overview

•	Pre-tax Margin—The Company expects its third quarter pre-tax margin excluding special charges to be approximately 16 to 18 percent.

•	Capacity—2015 total system capacity is expected to be up approximately 1 percent vs. 2014. Full year domestic capacity is expected to be up approximately 1 percent to 2 percent year-over-year, while international capacity is expected to be up approximately 1 percent vs. 2014.

•	Cash—As of June 30, 2015, the Company had approximately $9.7 billion in total cash and short-term investments, of which $747 million was restricted. The Company also had an undrawn revolving credit facility of $1.8 billion. Approximately $629 million of unrestricted cash and short-term investments is held in Venezuelan bolivars. This balance includes approximately $621 million valued at 6.3 bolivars to the U.S. dollar and approximately $8 million valued at 12.8 bolivars to the U.S. dollar, with the rate depending on the date the Company submitted its repatriation request to the Venezuelan government. These rates are materially more favorable than the exchange rates currently prevailing for other transactions conducted outside of the Venezuelan government’s currency exchange system.

During 2014, the Company significantly reduced capacity in the Venezuelan market and is no longer accepting bolivars as payment for airline tickets. The Company is monitoring this situation closely and continues to evaluate its holdings of Venezuelan bolivars for additional foreign currency losses or other accounting adjustments, which could be material, particularly in light of the additional uncertainty posed by the recent changes to the foreign exchange regulations and the continued deterioration of economic conditions in Venezuela. More generally, fluctuations in foreign currencies, including devaluations, cannot be predicted by the Company and can significantly affect the value of the Company’s assets located outside the United States. These conditions, as well as any further delays, devaluations or imposition of more stringent repatriation restrictions, may materially adversely affect the Company’s business, results of operations and financial condition.

•	Fuel—For the third quarter 2015, the Company expects to pay an average of between $1.73 and $1.78 per gallon of mainline jet fuel (including taxes). Forecasted volume and fuel prices are provided in the tables below.

•	Cargo / Other Revenue—Includes cargo revenue, frequent flyer revenue, ticket change fees, excess/overweight baggage fees, first and second bag fees, contract services, airport clubs and inflight service revenues.

•	Taxes / NOL—As of December 31, 2014, AAG had approximately $10.1 billion of net operating losses (NOLs) available to reduce future federal taxable income, substantially all of which are expected to be available for use in 2015. The Company also had approximately $4.6 billion of NOLs available to reduce future state taxable income, substantially all of which are expected to be available for use in 2015. The Company’s net deferred tax asset, which includes the NOLs, is subject to a full valuation allowance. As of December 31, 2014, the tax affected valuation allowances associated with federal and state NOLs approximate $4.5 billion and $0.3 billion, respectively. In accordance with generally accepted accounting principles, utilization of NOLs to offset book taxable income reduces the net deferred tax asset and results in the release of corresponding valuation allowances, which offsets the tax provision on our income statement dollar for dollar. The Company continues to evaluate the need to maintain a valuation allowance. The Company may be obligated to record and pay income tax related to certain states and foreign jurisdictions where NOLs may be limited or not available to be used. The Company currently expects this cash tax expense to be $8 million, or less, per quarter during 2015.

Please refer to the footnotes and the forward looking statements page of this document for additional information

Mainline Update

July 24, 2015

Mainline Comments

•	Combined mainline data includes American Airlines and US Airways operated flights, and all operating expenses are for mainline operated flights only. Please refer to the following page for information pertaining to regional data.

•	Mainline capacity increase of approximately 1 percent for the year is comprised of stage length related increase of approximately 2 percent, gauge related increase of approximately 2 percent and a departure related reduction of approximately 3 percent.

	1Q15A	2Q15A	3Q15E	4Q15E	FY15E
Mainline Guidance
Available Seat Miles (ASMs) (bil)	55.9	61.9	~63.6	~58.1	~239.4
CASM ex fuel and special items (YOY % change)[1]	9.49	8.77	+3% to +5%	+6% to +8%	+4% to +6%

Cargo Revenues ($ mil)	194	194	~200	~210	~800
Other Revenues ($ mil)	1,192	1,219	~1,200	~1,190	~4,800

Average Fuel Price (incl. taxes) ($/gal) (as of 7/20/2015)	1.83	1.90	1.73 to 1.78	1.71 to 1.76	1.78 to 1.83
Fuel Gallons Consumed (mil)	846	936	~950	~882	~3,614

Interest Income ($ mil)	(10)	(10)	~(8)	~(10)	~(37)
Interest Expense ($ mil)	210	223	~216	~214	~863
Other Non-Operating (Income)/Expense ($ mil)[2,3]	81	—	~8	~3	~92

CAPEX Guidance ($ mil) Inflow/(Outflow)
Non-Aircraft CAPEX	(241)	(206)	~(250)	~(305)	~(1,000)

Gross Aircraft CAPEX & net PDPs	(1,400)	(1,445)	~(1,147)	~(1,374)	~(5,365)
Assumed Aircraft Financing	745	225	~195	~260	~1,424

Net Aircraft CAPEX & PDPs[4]	(655)	(1,220)	~(952)	~(1,114)	~(3,941)

Notes:

1.	CASM ex fuel and special items is a non-GAAP financial measure. Please see the GAAP to non-GAAP reconciliation at the end of this document.
2.	Excludes special items; please see the GAAP to non-GAAP reconciliation at the end of this document.
3.	Other Non-Operating (Income)/Expense includes primarily gains and losses from foreign currency.
4.	Numbers may not recalculate due to rounding.

Please refer to the footnotes and the forward looking statements page of this document for additional information

Regional Update

July 24, 2015

Regional Comments

•	AAG receives feed from 10 regional airlines, including wholly owned subsidiaries Envoy, PSA Airlines and Piedmont Airlines.

•	All operating expenses (including capacity purchase agreements) associated with regional operations are included within the regional non-fuel operating expense line item on the income statement.

•	Regional capacity increase of approximately 6 percent for the year is comprised of gauge related increase of approximately 5 percent and a departure related increase of approximately 1 percent.

	1Q15A	2Q15A	3Q15E	4Q15E	FY15E
Regional Guidance
Available Seat Miles (ASMs) (bil)	6.94	7.48	~7.66	~7.70	~29.77
CASM ex fuel and special items (YOY % change)[1]	16.47	16.02	+2% to +4%	-1% to +1%	+0% to +2%

Average Fuel Price (incl. taxes) ($/gal) (as of 7/20/2015)	1.86	1.91	1.75 to 1.80	1.73 to 1.78	1.80 to 1.85
Fuel Gallons Consumed (mil)	167	182	~184	~183	~716

Regional Airlines
Envoy[2]	Mesa Airlines, Inc.
SkyWest Airlines, Inc.	Piedmont Airlines, Inc.[2]
ExpressJet Airlines, Inc.	PSA Airlines, Inc.[2]
Republic Airline Inc.	Trans States Airlines, Inc.[3]
Air Wisconsin Airlines Corporation	Compass Airlines, LLC

Notes:

1.	CASM ex fuel and special items is a non-GAAP financial measure. Please see the GAAP to non-GAAP reconciliation at the end of this document.
2.	Wholly owned subsidiary of American Airlines Group Inc.
3.	Pro-rate agreement and capacity purchase agreement.

Please refer to the footnotes and the forward looking statements page of this document for additional information

Fleet Update

July 24, 2015

Fleet Comments

•	In 2015, the Company expects to take delivery of 75 mainline aircraft including 7 A319 aircraft, 35 A321 aircraft, 18 B738 aircraft, 2 B773 aircraft, and 13 B788 aircraft. The Company expects to retire 104 aircraft, including 9 A320 aircraft, 39 B757 aircraft, 6 B762 aircraft, 7 B763 aircraft and 43 MD80s by the end of 2015. In addition, the Company has reclassified 13 aircraft, including 1 A320 aircraft, 6 B757 aircraft and 6 B763 aircraft, from temporarily stored to permanently retired.

•	In 2015, the Company expects to increase its regional fleet size by 21 CRJ900 aircraft and 29 E175 aircraft. The Company expects to remove and place in temporary storage 21 ERJ140 aircraft and retire 9 CRJ200 and 1 Dash 8-100 aircraft.

•	As previously reported, the Company recently amended its delivery agreement with Boeing to defer four 787 aircraft from 2016 to 2017 and one 787 aircraft from 2016 to 2018. In addition, the Company also amended its delivery agreement with Airbus to defer 10 A320neo family aircraft from 2017 and 25 Airbus A320neo family aircraft from 2018 to years 2021 through 2023.

	Active Mainline Ending Fleet Count
	2014A	1Q15A	2Q15A	3Q15E	4Q15E
A319	118	122	125	125	125
A320	64	57	55	55	54
A321	139	148	159	167	174
A332	15	15	15	15	15
A333	9	9	9	9	9
B738	246	250	256	259	264
B757	106	97	82	68	61
B762	6	—	—	—	—
B763	58	57	56	49	45
B772	47	47	47	47	47
B773	16	17	17	17	18
B788	—	2	6	10	13
E190	20	20	20	20	20
MD80	139	132	116	97	96

	983	973	963	938	941

	Active Regional Ending Fleet Count [1]
	2014A	1Q15A	2Q15A	3Q15E	4Q15E
CRJ200	138	138	138	136	129
CRJ700	61	61	61	61	61
CRJ900	77	86	91	93	98
DASH 8-100	27	27	26	26	26
DASH 8-300	11	11	11	11	11
E170	20	20	20	20	20
E175	80	87	91	100	109
ERJ140	34	29	22	16	13
ERJ145	118	118	118	118	118

	566	577	578	581	585

Notes:

1.	At the end of the second quarter, the Company had 37 E140 regional aircraft in temporary storage not included in the active regional ending fleet count.

Please refer to the footnotes and the forward looking statements page of this document for additional information

Shares Outstanding

July 24, 2015

Shares Outstanding Comments

•	The estimated weighted average shares outstanding for 2015 are listed below.

•	On January 27, 2015 the Company announced that its Board had authorized a $2 billion share repurchase program to be completed by the end of 2016. In the second quarter 2015, the Company repurchased 17.3 million shares at a cost of $753 million under this authorization. This brings the total number of shares purchased in 2015 to 21.1 million at a cost of $943 million.

•	On July 23, 2015 the Company’s Board authorized an additional $2 billion share repurchase program to be completed by the end of 2016. This brings the total amount authorized for share repurchase programs in 2015 to $4 billion.

2015 Shares Outstanding (shares mil)1

	Shares
For Q3	Basic	Diluted
Earnings	678	699
Net loss	678	678

	Shares
For Q4	Basic	Diluted
Earnings	680	702
Net loss	680	680

	Shares
For FY 2015 Average	Basic	Diluted
Earnings	686	706
Net loss	686	686

Notes:

1.	Shares outstanding are based upon several estimates and assumptions, including average per share stock price and stock award activity and do not take into consideration any future share repurchases. The number of shares in actual calculations of earnings per share will likely be different from those set forth above. The numbers reflected in the table above are as of June 30th, 2015.

Please refer to the footnotes and the forward looking statements page of this document for additional information

GAAP to Non-GAAP Reconciliation

July 24, 2015

The Company is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis. The Company believes that the non-GAAP financial measures provide investors the ability to measure financial performance excluding special items, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other major airlines. The Company believes that the presentation of mainline CASM excluding fuel and special items and regional CASM excluding fuel and special items is useful to investors because both the cost and availability of fuel are subject to many economic and political factors beyond the Company’s control.

	American Airlines Group Inc GAAP to Non-GAAP Reconciliation
	($ mil except ASM and CASM data)
	1Q15	2Q15	3Q15 Range		4Q15 Range		FY15 Range
	Actual	Actual	Low	High	Low	High	Low	High
Mainline
Mainline operating expenses[1]	$7,149	$7,349	$7,113	$7,267	$6,848	$6,993	$28,403	$28,908
Less mainline fuel	1,544	1,774	1,644	1,691	1,508	1,552	6,470	6,561
Less special items	303	144	—	—	—	—	447	447

Mainline operating expense excluding fuel and special items	5,302	5,431	5,470	5,576	5,340	5,440	21,487	21,900

Mainline CASM (cts)[1]	12.80	11.87	11.18	11.43	11.79	12.04	11.86	12.08

Mainline CASM excluding fuel and special items (Non-GAAP) (cts)	9.49	8.77	8.60	8.77	9.19	9.36	8.98	9.15

Mainline ASMs (bil)	55.9	61.9	63.6	63.6	58.1	58.1	239.4	239.4

Regional
Regional operating expenses[1]	$1,462	$1,557	$1,535	$1,568	$1,526	$1,560	$6,061	$6,174
Less regional fuel expense	311	349	322	331	317	326	1,298	1,317
Less special items	7	10	—	—	—	—	17	17

Regional operating expenses excluding fuel and special items	1,144	1,198	1,213	1,236	1,210	1,234	4,745	4,840

Regional CASM (cts)	21.07	20.82	20.03	20.46	19.82	20.26	20.36	20.74

Regional CASM excluding fuel and special items (Non-GAAP) (cts)	16.47	16.02	15.83	16.14	15.71	16.03	15.94	16.26

Regional ASMs (bil)	6.94	7.48	7.66	7.66	7.70	7.70	29.77	29.77

Other Non-Operating (Income)/Expense
Other non-operating (income)/expense[1]	$73	$(11)	$8	$8	$3	$3	$73	$73
Less special items	(8)	(11)	—	—	—	—	(19)	(19)

Other non-operating (income)/expense excluding special items	81	—	8	8	3	3	92	92

Notes: Amounts may not recalculate due to rounding.

(1)	Forecasted expenses exclude special items.

Please refer to the footnotes and the forward looking statements page of this document for additional information

Forward Looking Statements

July 24, 2015

Cautionary Statement Regarding Forward-Looking Statements

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “if current trends continue,” “optimistic,” “forecast” and other similar words. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, estimates, expectations and intentions, and other statements that are not historical facts, such as, without limitation, statements that discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. These forward-looking statements are based on the current objectives, beliefs and expectations of the Company, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: significant operating losses in the future; downturns in economic conditions that adversely affect the Company’s business; the impact of continued periods of high volatility in fuel costs, increased fuel prices and significant disruptions in the supply of aircraft fuel; competitive practices in the industry, including the impact of low cost carriers, airline alliances and industry consolidation; the challenges and costs of integrating operations and realizing anticipated synergies and other benefits of the merger transaction with US Airways Group, Inc.; the Company’s substantial indebtedness and other obligations and the effect they could have on the Company’s business and liquidity; an inability to obtain sufficient financing or other capital to operate successfully and in accordance with the Company’s current business plan; increased costs of financing, a reduction in the availability of financing and fluctuations in interest rates; the effect the Company’s high level of fixed obligations may have on its ability to fund general corporate requirements, obtain additional financing and respond to competitive developments and adverse economic and industry conditions; the Company’s significant pension and other post-employment benefit funding obligations; the impact of any failure to comply with the covenants contained in financing arrangements; provisions in credit card processing and other commercial agreements that may materially reduce the Company’s liquidity; the impact of union disputes, employee strikes and other labor-related disruptions; any inability to maintain labor costs at competitive levels; interruptions or disruptions in service at one or more of the Company’s hub airports; costs of ongoing data security compliance requirements and the impact of any significant data security breach; any inability to obtain and maintain adequate facilities, infrastructure and slots to operate the Company’s flight schedule and expand or change its route network; the Company’s reliance on third-party regional operators or third-party service providers that have the ability to affect the Company’s revenue and the public’s perception about its services; any inability to effectively manage the costs, rights and functionality of third-party distribution channels on which the Company relies; extensive government regulation, which may result in increases in the Company’s costs, disruptions to the Company’s operations, limits on the Company’s operating flexibility, reductions in the demand for air travel, and competitive disadvantages; the impact of the heavy taxation on the airline industry; changes to the Company’s business model that may not successfully increase revenues and may cause operational difficulties or decreased demand; the loss of key personnel or inability to attract and retain additional qualified personnel; the impact of conflicts overseas, terrorist attacks and ongoing security concerns; the global scope of the Company’s business and any associated economic and political instability or adverse effects of events, circumstances or government actions beyond its control, including the impact of foreign currency exchange rate fluctuations and limitations on the repatriation of cash held in foreign countries; the impact of environmental regulation; the Company’s reliance on technology and automated systems and the impact of any failure of these technologies or systems; challenges in integrating the Company’s computer, communications and other technology systems; losses and adverse publicity stemming from any accident involving any of the Company’s aircraft or the aircraft of its regional or codeshare operators; delays in scheduled aircraft deliveries, or other loss of anticipated fleet capacity, and failure of new aircraft to perform as expected; the Company’s dependence on a limited number of suppliers for aircraft, aircraft engines and parts; the impact of changing economic and other conditions beyond the Company’s control, including global events that affect travel behavior such as an outbreak of a contagious disease, and volatility and fluctuations in the Company’s results of operations due to seasonality; the effect of a higher than normal number of pilot retirements and a potential shortage of pilots; the impact of possible future increases in insurance costs or reductions in available insurance coverage; the effect of a lawsuit that was filed in connection with the merger transaction with US Airways Group, Inc. and remains pending; an inability to use net operating losses carried forward from prior taxable years (NOL Carryforwards); any impairment in the amount of goodwill the Company recorded as a result of the application of the acquisition method of accounting and an inability to realize the full value of the Company’s and American Airlines’ respective intangible or long-lived assets and any material impairment charges that would be recorded as a result; price volatility of the Company’s common stock; the effects of the Company’s capital deployment program and the limitation, suspension or discontinuation of the Company’s share repurchase program or dividend payments thereunder; delay or prevention of stockholders’ ability to change the composition of the Company’s board of directors and the effect this may have on takeover attempts that some of the Company’s stockholders might consider beneficial; the effect of provisions of the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws that limit ownership and voting of its equity interests, including its common stock; the effect of limitations in the Company’s Restated Certificate of Incorporation on acquisitions and dispositions of its common stock designed to protect its NOL Carryforwards and certain other tax attributes, which may limit the liquidity of its common stock; and other economic, business, competitive, and/or regulatory factors affecting the Company’s business, including those set forth in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2015 (especially in Part II, Item 1A, Risk Factors and Part I, Item 2, Management’s Discussion and Analysis of Financial Condition and Results of Operations sections) and other risks and uncertainties listed from time to time in the Company’s other filings with the SEC. There may be other factors of which the Company is not currently aware that may affect matters discussed in the forward-looking statements and may also cause actual results to differ materially from those discussed. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements. The Company does not assume any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements other than as required by law.

Please refer to the footnotes and the forward looking statements page of this document for additional information